UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 22, 2008
FEDERAL HOME LOAN BANK OF DALLAS
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51405	71-6013989
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

8500 Freeport Parkway South, Suite 600
Irving, TX	75063-2547
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(214) 441-8500
Former name or former address, if changed since last report:
Not Applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Effective April 22, 2008, Joseph F. Quinlan, Jr. was appointed by the Board of Directors of the Federal Home Loan Bank of Dallas (“Bank”) to fulfill the unexpired term of an elected director representing the State of Louisiana.
Mr. Quinlan serves as Chairman of First National Banker’s Bank (a member of the Bank) and as Chairman, President and Chief Executive Officer of its privately held holding company, First National Banker’s Bankshares, Inc. (Baton Rouge, Louisiana) and has served in such capacities since 1984. Since 2000 and 2004, Mr. Quinlan has also served as Chairman of the Mississippi National Banker’s Bank and as Chairman of the Alabama Banker’s Bank, respectively.
The committees of the Bank’s Board of Directors to which Mr. Quinlan will be named have not been determined at the time of filing this report.
Since January 1, 2007, the Bank has not engaged in any transactions with Mr. Quinlan or any member of his immediate family that require disclosure under applicable rules and regulations. There are no arrangements or understandings between Mr. Quinlan and any other persons pursuant to which he was selected as a director.
As a cooperative, the Bank’s products and services are provided almost exclusively to its members. In the ordinary course of business, transactions between the Bank and its members are carried out on terms that either are determined by competitive bidding in the case of auctions for Bank advances and deposits or are established by the Bank, including pricing and collateralization terms, under its Member Products & Credit Policy, which treats all similarly situated members on a non-discriminatory basis. The Bank provides, in the ordinary course of its business, products and services to members whose officers or directors serve (or have been selected to serve) as directors of the Bank (“Directors’ Financial Institutions”). The Bank’s products and services are provided to Directors’ Financial Institutions on terms that are no more favorable to them than comparable transactions with other similarly situated members of the Bank.
Mr. Quinlan’s term as an elective director will expire on December 31, 2008.
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Dallas
Date: April 23, 2008	By:	/s/ Tom Lewis
Tom Lewis
Senior Vice President and Chief Accounting Officer